Exhibit 99.1
Graham D.S. Anderson
March 23, 2010
Mr. John F. Barry III
Chief Executive Officer and
Chairman of the Board of Directors
Prospect Capital Corporation
10 E. 40th Street, 44th Floor
New York, NY 10016
Dear John,
I am writing to notify you that I will resign my position as an outside director of the Board of Directors of Prospect Capital Corporation as of April 1, 2010. As the Chair of the Nominating and Corporate Governance Committee, I believe our Committee has recommended to the Board a very good candidate for my seat. The designee, Bill Gremp, is well known to you — having both worked with you prior to Prospect and served on the board of PSEC.
I have enjoyed the opportunity to work with you and your team at Prospect and wish to thank my fellow shareholders for allowing me the honor to serve on the Board of Directors of Prospect Capital Corporation. I wish you and your team the best of luck for the future.

Very truly yours,
/s/ Graham D.S. Anderson
Graham D.S. Anderson